As filed with the Securities and Exchange Commission on October 8, 2021

Registration No. 333-254732

Registration No. 333-237446

Registration No. 333-230638

Registration No. 333-229169

Registration No. 333-224134

Registration No. 333-217522

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-254732

FORM S-8 REGISTRATION STATEMENT NO. 333-237446

FORM S-8 REGISTRATION STATEMENT NO. 333-230638

FORM S-8 REGISTRATION STATEMENT NO. 333-229169

FORM S-8 REGISTRATION STATEMENT NO. 333-224134

FORM S-8 REGISTRATION STATEMENT NO. 333-217522

UNDER THE SECURITIES ACT OF 1933

CLOUDERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2922329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cloudera, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

Telephone Number: (650) 362-0488

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2008 Equity Incentive Plan

Gazzang 2008 Stock Purchase and Option Plan

2017 Equity Incentive Plan

2017 Employee Stock Purchase Plan

Options to purchase stock granted under the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan, options to purchase stock granted under the Hortonworks, Inc. 2011 Stock Option and Grant Plan and restricted stock units granted under the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan, and assumed by the Registrant

(Full title of the plans)

Cloudera, Inc.

5470 Great America Parkway

Santa Clara, CA 95054]

Telephone Number: (650) 362-0488

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of Cloudera, Inc., a Delaware corporation (the “Registrant”), common stock, par value $0.00005 per share (“Shares”), and any other securities remaining unissued, under the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-254732), which was filed with the Commission on March 26, 2021, pertaining to the registration of 17,473,243 Shares issuable under the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-237446), which was filed with the Commission on March 27, 2020, pertaining to the registration of 17,710,065 Shares issuable under the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-230638), which was filed with the Commission on March 29, 2019, pertaining to the registration of 16,129,117 Shares issuable under the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-229169), which was filed with the Commission on January 9, 2019, pertaining to the registration of 10,837,285 Shares issuable under the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan and the Hortonworks, Inc. 2011 Stock Option and Grant Plan.

•

Registration Statement on Form S-8 (No. 333-224134), which was filed with the Commission on April 4, 2018, pertaining to the registration of 8,719,620 Shares issuable under the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-217522), which was filed with the Commission on April 28, 2017, pertaining to the registration of 79,528,400 Shares issuable under the 2008 Equity Incentive Plan, the Gazzang 2008 Stock Purchase and Option Plan, the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan.

On June 1, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sky Parent Inc. (“Parent”) and Project Sky Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, effective October 8, 2021, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 8th day of October, 2021.

Cloudera, Inc.

By:	/s/ Robert Bearden
Name:	Robert Bearden
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert Bearden	Chief Executive Officer and Director (Principal Executive Officer)	October 8, 2021
Robert Bearden

/s/ Kevin Cook	Chief Financial Officer (Principal Financial Officer)	October 8, 2021
Kevin Cook

/s/ Scott Reasoner	Chief Accounting Officer (Principal Accounting Officer)	October 8, 2021
Scott Reasoner

/s/ David Howard	Director	October 8, 2021
David Howard